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                                                                     Exhibit 5.1



February 9, 2005

ViaCell, Inc.
245 First Street
Cambridge, MA 02142

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form S-8 (the "Registration Statement") of ViaCell, Inc., a Delaware corporation (the "Company"), filed on February 9, 2005 with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of an aggregate of 7,280,451 shares of Common Stock, $0.01 par value (the "Shares"). Certain of the Shares are issuable under the 1998 Amended and Restated Equity Incentive Plan (the "Plan") and certain of the Shares are issuable to former employees of Cerebrotec, Inc. and its subsidiaries pursuant individual option certificates executed by the Company and delivered to each such employee in connection with the acquisition of Cerebrotec, Inc. as of June 26, 2001 (the "Cerebrotec Option Certificates").

We are familiar with the actions taken by the Company in connection with the adoption of the Plan and authorization and execution of the Cerebrotec Option Certificates. For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary. The opinions expressed below are limited to the laws of the Commonwealth of Massachusetts and the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued and sold in accordance with the terms of the Plan and the Cerebrotec Option Certificates, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Securities Act of 1933. It is understood that this opinion is to be used only in connection with the offer and sale of Shares while the Registration Statement is in effect.

Very truly yours,


/s/ Ropes & Gray LLP

Ropes & Gray LLP